Exhibit 10.1

AMENDMENT AGREEMENT
This Amendment Agreement ("Agreement") is made as of December 14, 2016 by and between VSE Corporation, a Delaware corporation ("Employer" or "VSE"), and Maurice A. Gauthier ("Executive).
Recitals
A.            Employer and Executive are parties to an Amended and Restated Employment Agreement, dated as of December 6, 2013, pursuant to which, among other things, Employer employ's Executive as Employer's chief executive officer, president and chief operating officer (the "Employment Agreement").
B.            Employer and Executive desire to amend the Employment Agreement as set forth below.
C.            Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Employment Agreement.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Executive, each intending to be legally bound, agree as follows:
1.            Amendment of Employment Agreement.  The Employment Agreement shall be and hereby is amended as follows:
(a)            The entire text of Section 1(a) of the Employment Agreement shall be and hereby is deleted and in substitution thereof the following text shall be and hereby is inserted:
(a)  Employment and Term.  VSE hereby employs Executive as chief executive officer, president and chief operating officer of VSE, and Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement.  Unless terminated earlier pursuant to Section 6, the term of Executive's employment hereunder shall terminate on March 31, 2019 (the "Term").
(b)            The entire text of Section 2(a) of the Employment Agreement shall be and hereby is deleted and in substitution thereof the following text shall be and hereby is inserted:
(a)  Salary.                          Effective January 1, 2017 and during the remaining Term, as compensation for services rendered by Executive hereunder, Employer shall pay to Executive a minimum base salary at the rate of $780,000 per annum, payable in installments in accordance with Employer's policy governing salary payments to senior officers, as such policy may be amended, from time to time, by the Board ("Base Salary"). Each December commencing with December 2017, or on such other annual date as shall be determined by Employer, Executive's total compensation hereunder will be subject to review by the Board's Compensation Committee and the Board. Such review will include, among other things, consideration of corporate and individual performance and industry benchmarks.
(c)            The entire text of Section 2(b) of the Employment Agreement shall be and hereby is deleted and in substitution thereof the following text shall be and hereby is inserted:
(b)  Performance Bonus.  Except as otherwise provided in Section 6, in addition to the Base Salary, Executive shall be eligible for an annual performance bonus as determined by (i) the Board under VSE's Performance Bonus Plan or (ii) the Board's Compensation Committee under the VSE Executive Officer Incentive Compensation Plan ("Performance Bonus").  Except as may be otherwise provided herein, any Performance Bonus payable to Executive pursuant to this Section 2(b) shall be paid within 90 days after the later (i) of the date on which the Board or its Compensation Committee has determined to grant Executive a Performance Bonus in a specified amount or (ii) the end of VSE's fiscal year to which such Performance Bonus relates.
(d)            The entire text of Section 5(e)(i) of the Employment Committee shall be and hereby is deleted and in substitution thereof the following text shall be and hereby is inserted:
(e)            Covenant Not To Compete.
(i)            If the Term expires on March 31, 2019 pursuant to Section 1(a) or is terminated by Employer for Cause (as defined below) or by Executive without Good Reason (as defined below), Executive shall not, during the Two-Year Post Term Period, engage, directly or indirectly, in competition with any Covered Company, or solicit, directly or indirectly, from any Person who purchased any then existing product or service from any Covered Company during the Term, the purchase of any then existing product or service in competition with then existing products or services of any Covered Company.
(e)            The entire text of Section 6(a)(ii)(4) of the Employment Agreement shall be and hereby is deleted and in substitution thereof the following text shall be and hereby is inserted:
(4)            Notwithstanding anything herein to the contrary, any expiration of the Term, as of March 31, 2019 pursuant to Section 1(a) shall not be considered a termination by Employer without Cause for the purposes of this Agreement, including this Section 6(a)(ii).
(f)            The entire text of Section 6(d) of the Employment Agreement shall be and hereby is deleted and in substitution thereof the following text shall be and hereby is inserted:
(d)            Expiration of the Term Pursuant to Section 1(a).  Upon any expiration of the Term as of March 31, 2019 pursuant to Section 1(a), all unvested restricted stock, restricted stock units or similar rights to acquire capital stock of VSE granted by VSE to Executive shall automatically vest.
(g)            For all purposes of the Employment Agreement, "Effective Date" shall mean the January 1, 2014.
2.            The Employment Agreement.  The Employment Agreement, as amended hereby, remains in full force and effect.
3.            Binding Effect.  This Agreement is binding upon and inures to the benefit of VSE and Executive and their respective successors, legal representatives, executors, heirs, administrators and assigns.
4.            Invalidity.  If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be enforceable to the fullest extent permitted by law.
5.            Other Provisions.  This Agreement shall be governed by, construed and enforced in accordance with, Sections 7 through and including 17 of the Employment Agreement.
IN WITNESS WHEREOF, Employer and Executive have executed and delivered this Agreement as of the date first written above.

VSE CORPORATION, a Delaware corporation

By:	/s/ Thomas R. Loftus
Thomas R. Loftus
Executive Vice President

/s/ Maurice A. Gauthier
Maurice A. Gauthier